Exhibit 99.1

For Immediate Release

Mediacom Communications Completes
$1.15 Billion Credit Facility

Middletown, NY – October 21, 2004 – MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today announced the completion of a $1.15 billion senior secured credit facility for the operating subsidiaries of Mediacom LLC. Mediacom LLC, together with Mediacom Broadband LLC, constitute Mediacom Communications’ two principal subsidiaries.

This new credit facility, with a final term of March 31, 2013, refinances similar facilities put in place in 1999 with aggregate initial commitments of $1.1 billion that would have expired in 2008. As a result of this refinancing, Mediacom Communications has increased its subsidiary credit facilities to approximately $2.5 billion, and now has over $900 million of unused credit commitments.

J.P. Morgan Securities Inc. and Banc of America Securities LLC acted as joint lead arrangers and joint bookrunners of the credit facility. Citibank N.A. served as syndication agent, Wachovia Bank N.A. and Credit Suisse First Boston served as co-documentation agents, and J.P. Morgan Chase Bank acted as sole administrative agent.

Company Description

Mediacom Communications is the nation’s 8th largest cable television company and the leading cable operator focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television and high-speed Internet access.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “forecasts,” or “continues” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statements include: competition in the Company’s video and high-speed Internet access businesses; the Company’s ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; increasing programming costs; changes in laws and regulations; the Company’s ability to generate sufficient cash flow to meet its debt service obligations; and the other risks and uncertainties described in the Company’s annual report on Form 10-K and the other reports and documents the Company files from time to time with the Securities and Exchange Commission.

The Company is under no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Contact:	Media Relations	Investor Relations
	Marvin Rappaport	Matt Derdeyn
	Vice President,	Vice President,
	Government Relations	Corporate Finance
	845-695-2704	845-695-2612